Exhibit 10.1

SECOND AMENDMENT TO LICENSE AGREEMENT

Relating to

Encapsulated Cells Producing Viral Particles

and

Encapsulated Cells Expressing Biomolecules

LICENSORS

Bavarian Nordic A/S, reg. no. 16271187

a company incorporated in Denmark, whose registered office is at Hejreskovvej 10A,

DK-3490 Kvistgard, Dennmark

and

Helmholtz Zentrum Miinchen/GSF — Forschungszentrum fur Umwelt u.
Gesundheit GmbH,

Ingolstadter Landstr. 1, D-85764 Neuherberg, Deutschland

and

LICENSEE

Bio Blue Bird AG,

Pflugstr. 7, FL-9490 Vaduz, Liechtenstein

This Second Amendment to Licensee Agreement ("Second Amendment") is made effective as of the 1st day of October 2016 ("Effective Date of the Second Amendment") between:

(1)	BAVARIAN NORDIC A/S, reg. no. 16271187, a company incorporated in Denmark, whose registered office is at Hejreskovvej 10A, DK-3490 Kvistgard, Denmark ("BAVARIAN NORDIC") and

(2)	Helmholtz Zentrum Munchen/GSF-Forschungszentrum fur Umwelt u. Gesundheit GmbH, Ingolstadter Landstr. 1, D-85764 Neuherberg, Deutschland ("GSF") (BAVARIAN NORDIC and GSF jointly referred to as "LICENSORS") and

(3)	Bio Blue Bird AG, Pflugstr. 7, FL-9490 Vaduz, Liechtenstein ("LICENSEE").

WHEREAS	LICENSEE and LICENSORS entered Into a License Agreement on 6 July 2005 ("License Agreement") whereby LICENSEE was granted a non-exclusive license to, in particular, further develop, make, have made (including services under contract for Licensee or sub-licensee, by Contract Manufacturing Organizations, Contract Research Organisations, Consultants, Logistics Companies or others), obtain marketing approval, sell and offer for sale the Licensed Product or otherwise use the Licensed Patent Rights in the Territory within the Field of this Agreement.

WHEREAS	LICENSEE and LICENSORS amended the License Agreement on 20 December 2006 ("Amendment") to reflect: (i) the license granted shall be exclusive; (ii) a royalty rate increase; (iii) LICENSEE taking over expenses; and (iv) to make clear that the license will survive as a license granted by one of the LICENSORS if the other LICENSOR rejects performance under the License Agreement due to any actions or declarations of insolvency.

WHEREAS	LICENSEE and LICENSORS now desire to further amend the License Agreement in order to include the right to import, reflect Ownership and Notification of Improvements, clarify which provisions survive expiration or termination of the License Agreement, to provide rights to the LICENSEE to the Clinical Data after the expiration of the Licensed Patent Rights and to change the Notice address and recipients of LICENSEE.

It is agreed:

Clause 3.1 of the License Agreement shall be deleted and replaced with the following:

3.1	License to LICENSEE. Subject to the terms of this Agreement, LICENSORS hereby grant to LICENSEE the exclusive irrevocable (except as provided for in clause 9.2) royalty-bearing, license, with the right to sublicense in accordance with Clause 3.2, under the Licensed Patent Rights to further develop, make, have made (including services under contract for Licensee or sub-licensee, by Contract Manufacturing Organizations, Contract Research Organizations, Consultants, Logistics Companies or others), obtain marketing approval, sell, import and offer for sale the Licensed Product or otherwise use the Licensed Patent Rights in the Territory within the Field of this Agreement.

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Clause 4.1 of the License Agreement shall be deleted and replaced with the following:

4.1

BAVARIAN NORDIC hereby grants LICENSEE and any sub-licensee, the exclusive right to use the Clinical Data (Annex 1) that may be deemed necessary or appropriate in order for LICENSEE or any sub-licensee to develop, make, have made (including services under contract for LICENSEE or sub-licensee, by Contract Manufacturing Organizations, Contract Research Organizations, Consultants, Logistics Companies or others), obtain marketing approval, sell, import and offer for sale the Licensed Products or otherwise use the Clinical Data pursuant to Clause 3.

Clause 6.3 of the License Agreement shall be deleted and replaced with the following:

6.3	Patent Prosecution. LICENSORS shall have the sole and exclusive right, except as otherwise provided below, to file, prosecute and maintain any patents with claims covering inventions in the Licensed Patent Rights. LICENSORS shall use good faith, diligent efforts to file, prosecute, and maintain such patents, including Supplementary Protection Certificates ("SPC") and Patent Term Extensions ("PTE") and the like, and shall consider the best interest of both LICENSEE and LICENSORS in so doing; provided, however, that LICENSOR shall defer to the LICENSEES request as to which patent(s), if any, should be the subject of an application for and/or selection of such SPC, PTE or the like. However, any such request by Licensee to obtain any such Patent Term Extension shall be procured by a mutually agreed external counsel. LICENSEE is solely responsible for providing all information required to obtain any Patent Term Extension, and within the relevant period for such filing, to said external counsel including, but not limited to, the identity of the product subject to regulatory review, the identity of the patent for which extension is being sought and the identity of each claim, all information needed to enable the eligibility of a patent for extension, the description of the activities undertaken by the applicant, or the LICENSEE as the case may be, during the applicable regulatory review period, and any other information required to obtain said Patent Term Extension. LICENSORS shall provide the external counsel all necessary assistance in terms of documentation and declarations that pertain to said patents needed to obtain Patent Term Extension.

As of the first day of January 2007 LICENSEE will bear LICENSORS' external attorneys' costs and official fees necessary for filing, prosecuting and maintaining any patent claims covering inventions in the Licensed Patent Rights. LICENSORS' internal costs will be borne by themselves. At the end of each calendar quarter LICENSORS shall send LICENSEE a detailed specification of external costs and fees incurred in that quarter, if any. Upon receipt of such specification LICENSEE shall pay the external costs and fees within one month to the invoicing LICENSOR. Upon request from the LICENSEE, the invoicing LICENSOR shall provide invoices or other documents evidencing the external costs and fees. Notwithstanding the foregoing, the cost incurred by an external counsel retained to procure a Patent Term Extension shall be invoiced to, and paid for directly, by LICENSEE.

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If LICENSORS decline to file or prosecute a patent or maintain a patent within the Licensed Patent Rights, LICENSORS shall timely, at least three months before any relevant deadline, notify LICENSEE and LICENSEE may thereafter file and prosecute at its expense a patent or application or maintain a patent claiming such invention. LICENSORS shall in such case provide to LICENSEE all necessary assistance, in particular assignment declarations and copies of all relevant patent office correspondence and copies of the relevant patent application and all patent documents. As a result of its maintenance of such patents or filing and or prosecution of such patent applications (or paying any fees according to this Clause), LICENSEE shall obtain all rights in these patents (including SPCs and PTEs and the like) and patent applications for that jurisdiction and cease to be obliged to further pay royalties here based on said patents (including SPCs, PTEs and the like) or patent applications prosecuted or maintained at its own expense.

Clause 9.3.1 of the License Agreement shall be deleted and replaced with the following:

9.3.1	In the event of termination or expiry of this Agreement, the following provisions (Clauses) of this Agreement shall survive in their entirety (2.2, 6.7, 8, 9.3, 13.1, 13.2, 13.3, 14.1, 14.4, 14.7).

The following Clause 9.3.3 shall be added to the License Agreement as follows:

9.3.3	Upon expiration, but not earlier termination, pursuant to Section 9.1, Licensee will have a non-exclusive, irrevocable, perpetual, fully-paid license, with the right to sublicense, to use the Clinical Data (Annex 1) as set forth in Clause 4.1.

The Notices "To LICENSEE", including "With copies to" set forth in Clause 14.7 of the License Agreement, are hereby deleted and restated as follows:

To LICENSEE:	Bio Bluebird AG
Pflugstrasse 7
FL-9490
Vaduz, Liechtenstein
Attn: Dr. Kenneth L. Waggoner

With copies to:	PharmaCyte Biotech, Inc.
23046 Avenida de la Carlota
Suite 600
Laguna Hills, California 92653 USA
Attn: Dr. Kenneth L. Waggoner

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If to GSF:	Helmholtz Zentrum Munchen Deutsches Forschungszentrum fur Gesundheit und Umwelt (GmbH)
(now HMGU)	Legal Affairs
Ingolstadter Landstrafle 1
85764 Neuherberg
Attn: Head of Legal Affairs and Head of Innovation Management (2016744)

Except as amended and set forth above, the License Agreement shall continue in full force and effect.

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